Exhibit 99.1

GRUBB & ELLIS. Realty Investors

Grubb & Ellis Apartment REIT

2008 YEAR END INVESTOR UPDATE

Grubb & Ellis Apartment REIT, Inc. has enjoyed a number of accomplishments since its offering began in the third quarter of 2006. This update will provide you with information regarding the activity of the REIT during 2008.

GRUBB & ELLIS APARTMENT REIT 2008 ACCOMPLISHMENTS:

- Raised $66.3 million of equity in 2008.
- Expanded portfolio to include a total of 13 properties with 3,531 units valued at more than $341 million based on purchase price.
- Acquired four properties valued at approximately $120.3 million based on purchase price.
- Achieved an approximately 90 percent portfolio occupancy rate despite a slowing market.
- Expanded portfolio to include properties in a total of eight major metropolitan markets that we believe are experiencing above average job and population growth.

2008 ACQUISITIONS



Arboleda Apartments, *Cedar Park, TX*
Located in the Austin suburb Cedar Park, Texas, Arboleda Apartments is a 312-unit multifamily property consisting of approximately 251,000 rentable square feet. Completed in 2007, Arboleda Apartments is currently 85 percent occupied.



Canyon Ridge Apartments, *Hermitage, TN*
Located in the Nashville suburb of Hermitage, Tennessee, Canyon Ridge Apartments is a 350-unit multifamily property consisting of approximately 341,000 rentable square feet. This property was built in 2005 and is currently 85 percent occupied.



Creekside Crossing, *Lithonia, GA*
Located in the Atlanta suburb of Lithonia, Georgia, Creekside Crossing is a Class A, 280-unit multifamily property with nine different floor plans consisting of approximately 281,000 rentable square feet. The property is currently 91 percent occupied.



Kedron Village, *Peachtree City, GA*
Located in the Atlanta suburb of Peachtree City, Georgia, Kedron Village is a 216-unit multifamily property comprised of six townhouse buildings, seven three-story garden apartment buildings, and a single-story leasing center with approximately 252,000 rentable square feet. The property is currently 88 percent occupied.

A MESSAGE FROM THE CEO

As we continue to face turmoil in the financial markets and U.S. economy, Grubb & Ellis Apartment REIT wants to ensure that we keep you abreast of what is happening in the multifamily sector of the commercial real estate market. Furthermore, Grubb & Ellis Apartment REIT is taking action in an effort to maximize better operating performance.

While underlying fundamentals in the sector are clearly softening, apartment demand has been resilient which we believe may be due to the more stringent requirements for residential mortgages.[1] Furthermore, according to the National Multifamily Housing Council, the construction pipeline is expected to be significantly reduced during the next 24 to 48 months based on large declines in multifamily permits and starts in late 2008.[2] Upon economic recovery in the next several years, the constrained levels of new supply may result in significantly lower vacancy rates and higher rental growth rates.[3]

Apartments continue to have financing readily available and remain one of the only sectors to do so.[4] We believe demographic trends and population growth continue to favor long-term ownership of apartments, and the multifamily sector should be well positioned over the long term.

Grubb & Ellis Apartment REIT has taken action to maximize its operating performance. Its advisor has agreed to waive its asset management fee until the quarter following the quarter that the REIT is able to cover 100 percent of its funds from operations (FFO), excluding non-recurring charges. We thank you for your continued support and look forward to working with you in the future.

Stanley J. Olander, Jr.
Chairman, President and CEO
Grubb & Ellis Apartment REIT, Inc.

[1] "Quarterly Statistics Q4 2008" *Reis, Inc.* www.reis.com. Retrieved on 20 Feb 2008. Additional calculations by Grubb & Ellis Company. [2] "NMHC Market Trends". *National Multifamily Housing Council.* November 2008. www.nmhc.org/content. Retrieved on 10 February 2009. Access to this report is available through subscription only. [3] Ibid. [4] "NMHC Research Notes-The GSE's Role In Multifamily Finance." *National Mulitfamily Housing Council.* 4 February 2009. www.nmhc.org/content. Retrieved on 10 February 2009.

2008 YEAR-END INVESTOR UPDATE





2008 ACQUISITION PROPERTY HIGHLIGHT

Creekside Crossing

Located in the Atlanta suburb of Lithonia, Georgia, Creekside Crossing is a Class A, 280-unit multifamily property consisting of approximately 281,000 rentable square feet. Completed in 2003, the property consists of 10 three- and four-story buildings that offer nine different floor plans ranging in size from approximately 704-square-foot one bedroom and one bath units to 1,384-square-foot three bedroom and two bath units. The site also includes a two-story leasing center, a car care center and 37 storage units. Property amenities include a fitness center, business center, swimming pool and controlled access gates. Unit features include full-size washer and dryer connections, kitchen pantries, walk-in closets and a patio or balcony.

Located at 100 Cavalier Crossing, Creekside Crossing is within close proximity to Interstate 20 and offers easy access to Interstate 285. The property provides 488 parking spaces and is currently 91 percent occupied.

Shares Sold and Equity Raised

Grubb & Ellis Apartment REIT has sold approximately 15.0 million shares of its common stock for more than $149 million as of December 31, 2008.

At the close of 2008, Grubb & Ellis Apartment REIT has acquired a portfolio of 13 Class A multifamily communities valued at approximately $341 million based on purchase price.

This newsletter contains certain forward-looking statements about the apartment sector and the company's portfolio. Any forward-looking statements are based upon the current beliefs and expectations of management and involve risks, uncertainties and other factors that may cause the actual results or performance of the company and its affiliates to be materially different from any future results or performance expressed or implied by such forward-looking statements. The material in this newsletter does not constitute an offer to sell, nor a solicitation of an offer to buy the securities described herein. Such an offering is made only by prospectus. Therefore, this material must be accompanied or preceded by a prospectus. You should carefully review the risk factor disclosure in the prospectus and consult with your advisor before investing.

Grubb & Ellis Securities, Inc., member FINRA/SIPC, is the dealer manager for the Grubb & Ellis Apartment REIT offering. As of March 10, 2009.

To learn more, visit www.gbe-reits.com/apartment.

GRUBB & ELLIS.
Realty Investors

(877) 888-7348 www.gbe-reits.com/apartment